CHIEF OPERATING OFFICER COMPENSATION AGREEMENT
          ----------------------------------------------

     This Chief Operating Officer Compensation Agreement (the
"Agreement") dated as of April 1, 1997, is entered into by and between ESB Consultants, Inc., a Canadian corporation ("ESB"), and French Fragrances, Inc., a Florida corporation (the
"Company").
                            Recitals

     ESB has been providing investment banking and other general advisory services to the Company under certain monitoring agreements with the Company and has substantial knowledge of, and experience in, the business and affairs of the Company. The Company desires to engage the services of ESB directly, and its principal E. Scott Beattie ("Beattie") indirectly, to perform investment banking, management and such other services as the Board of Directors of the Company (the "Board") shall designate, including, without limitation, having Beattie fulfill the role of President and Chief Operating Officer of the Company, upon the terms and conditions contained herein, and ESB is willing to do so.

                           Agreement

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the terms set out below.

     1. Engagement. The Company hereby engages ESB, and ESB accepts such engagement, to act as an advisor for, and through Beattie an officer of, the Company during the term of this agreement in accordance with the terms and subject to the conditions set forth in this Agreement. The services to be performed by ESB (the "Services") shall consist of such activities as may be reasonably requested by the Board from time to time, including, without limitation, investment banking and other financial advisory services, management services and having Beattie fulfill the role of President and Chief Operating Officer of the Company. ESB shall use its best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform the Services. Nothing in this Agreement shall restrict the right of ESB to provide financial advisory or other services to a third party so long as the provision of such services shall not adversely affect ESB's ability to perform the Services or put ESB in a conflict of interest with the Company. In the performance of the Services, ESB shall act at all times as an independent contractor and not as an agent, partner or employee of the Company, and ESB shall determine and have control over the manner, means and method of performance of the Services. ESB acknowledges and agrees that the Company shall not be responsible for any tax, unemployment insurance or other legal withholdings in connection with the performance of the Services (which obligations shall be the sole responsibility of ESB).

     2. Fees. In consideration of the services to be provided by ESB hereunder, the Company shall pay to ESB a fee of US$300,000 (Three Hundred Thousand United States Dollars) per year (the "Fee"), payable in monthly installments of US$25,000.00 commencing on May 1, 1997 and ending upon termination of this Agreement, provided that the consideration due ESB for performing the Services during the month of April 1997 shall be US$6,250.00, and provided further that such fee for subsequent years shall be subject to increase as determined in the reasonable discretion of the Board. The Company shall also pay or reimburse ESB for ESB's business and travel expenses which are incurred in accordance with the Company's policies.

     3. Term; Termination. The term of this Agreement shall be for a period of one (1) year, commencing on the date first set above and ending on March 31, 1998, subject to earlier termination as set forth below. This Agreement shall be renewable for successive one-year periods at the option of the Company, which option must be exercised no later than 30 days prior to the date of termination of this Agreement. This Agreement may be terminated prior to the expiration of the term set forth above as follows:

     (a) Death of Beattie. In view of the significance to the Company of the contribution made by Beattie in the performance of the Services, this Agreement shall terminate upon the death of E.
Scott Beattie ("Beattie"), the principal of ESB.

     (b) Cause. The Company may, at its discretion terminate this Agreement at any time for Cause, effective immediately. For purposes of this Agreement, the Company shall have "Cause" to terminate this Agreement upon the occurrence of any one of the
following events:   (1)  willful misconduct or gross negligence
in connection with the performance of the Services; and (2) any other material breach of this Agreement.

     (c)  Voluntary Termination by ESB.  ESB may terminate this
Agreement at any time upon giving sixty (60) days' written notice to the Company.

     (e) Effect of Termination. In the event of a termination as set forth above, the Company shall have no further obligation under this Agreement to make any payments to, or bestow any benefits on, ESB or Beattie or Beattie's beneficiary or beneficiaries in the case of his death, from and after the date of said termination, other than payments accrued and due and payable to ESB prior to the date of said termination.

     4. Confidentiality. ESB acknowledges that as a result of its engagement with the Company, ESB has had and will continue to have knowledge of, and access to, all proprietary and confidential information of the Company, including, without limitation, the Company's methods of operation and other trade secrets, financial and marketing information, and the identity of customers and suppliers (collectively, the "Confidential Information"), and that such information constitutes valuable, special and unique assets of the Company. Accordingly, during and after its engagement under this Agreement, ESB shall, and shall cause its directors, officers and employees (including, without limitation Beattie) to, keep all such information in the strictest confidence and shall not, to the detriment of the Company, knowingly disclose or reveal to any unauthorized person any confidential or proprietary information relating to the Company, including without limitation, any operational methods, marketing strategies, product development techniques or plans, and customer or supplier lists, so long as the information has not been publicly disclosed other than as a result of a violation of this covenant. ESB acknowledges that the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company. Upon the termination of ESB's engagement with the Company, ESB shall promptly deliver to the Company all notes, reports and all other materials relating to the Company's business, including without limitation, any materials incorporating Confidential Information, which are in ESB's possession or control.

     5. Remedies. The restriction set forth in Section 4 is considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company. ESB acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 4. Accordingly, ESB agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company, and that the Company shall be entitled to receive reimbursement from ESB for reasonable attorneys' fees and expenses incurred by the Company in enforcing these provisions. It is the desire and intent of the parties that the provisions of Sections 4 and 5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 4 or 5 is declared by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too broad a range of activities such provision shall be interpreted to extend only over the maximum period of time or range of activities as to which it may be enforceable. If any provisions of Sections 4 or 5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. The provisions of Sections 4 and 5 shall survive termination of the Agreement.

     6. Notices. Any notice, request, demand, consent, approval or other communication provided or permitted hereunder shall be in writing and may be given by personal delivery, telecopy or may be sent by registered mail, postage prepaid, addressed to the party for which it is intended at its address as follows:

         If to ESB:          Scotia Plaza
                             40 King Street West, Suite 4712
                             Toronto, Ontario
                             M5H 3Y2 Canada
                             Attn:  E. Scott Beattie
                             Fax:  (416) 366-4447

         If to the Company:  French Fragrances, Inc.
                             14100 N.W. 60th Avenue
                             Miami, Florida 33014
                             Attn:  Chairman of the Board
                             Fax:   (305) 628-8416

A party may change its address for purposes of receipt of any such communication by giving ten days' prior notice of such change in the manner above prescribed. Any notice sent by registered mail as aforesaid shall be deemed to have been given on the fifth business day next following the mailing thereof. Any notice sent by telecopy or personally delivered shall be deemed to have been received on the date of delivery. In the event of an actual or threatened disruption in postal service, notice shall be sent by telecopy or personally delivered.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws.

     8. Binding Effect; Assignment. This Agreement and all documents and agreements delivered pursuant hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, that ESB shall be permitted to assign this Agreement to an affiliate thereof which employs Beattie, and provided further that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both ESB and the Company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company.

     9. Entire Agreement; Modification. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and shall supersede and cancel all prior oral or written agreements, including, without limitation,
(a) that certain Monitoring Agreement dated as of July 2, 1992, as amended as of February 14, 1995, between ESB and a privately-held Florida corporation named French Fragrances, Inc. ("FFI") which merged with and into the Company, and (b) that certain Monitoring Agreement dated as of February 14, 1995, between ESB and FFI. This Agreement may be modified or amended only by a written instrument properly executed by the parties hereto.

     10.  Severability.    In the event that any one or more of
the provisions of this Agreement shall be held to be invalid, void or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect, and the invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     11. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement. An effective waiver must be in writing and executed by the party to be bound thereby.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

                         ESB CONSULTANTS, INC.

                         By: /s/ E. Scott Beattie
                             --------------------
                             E. Scott Beattie
                             President


                         FRENCH FRAGRANCES, INC.

                         By: /s/ Rafael Kravec
                             --------------------
                             Rafael Kravec
                             Chairman & Chief Executive Officer